EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-165369 and 333-145424 of Ark Restaurants Corp. on Form S-8 of our report dated December 29, 2017 on our audits of the consolidated financial statements of Ark Restaurants Corp. and Subsidiaries as of September 30, 2017 and October 1, 2016 and for each of the years in the two-year period ended September 30, 2017 appearing in this Annual Report on Form 10-K of Ark Restaurants Corp. for the year ended September 30, 2017.

/s/ CohnReznick LLP

Jericho, New York

December 29, 2017